UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

K2 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information, previously disclosed by K2 Inc. in a Current Report on Form 8-K, is being filed on Schedule 14A as definitive additional materials in connection with the previously announced Agreement and Plan of Merger by and among Jarden Corporation, K2 Merger Sub, Inc. and K2 Inc.

Item 8.01	Other Events.

K2 Launches Tender Offer for 7 3/8% Senior Notes

On July 18, 2007, K2 Inc. (“K2”) announced that it has launched a tender offer to purchase any and all of its outstanding 7 3/8% Senior Notes due 2014 (the “Notes”). In connection with the tender offer, K2 is soliciting consents to certain proposed amendments to the indenture governing the Notes to eliminate substantially all of the restrictive covenants and eliminate related and certain other event of default provisions in the indenture pursuant to which the Notes were issued.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The offer to purchase and solicitation of consents are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 18, 2007 and accompanying Consent and Letter of Transmittal.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Information with respect to K2’s Special Meeting

As disclosed in K2’s proxy statement filed on July 11, 2007 (the “Proxy Statement”), as a part of the prospectus of Jarden Corporation (“Jarden”), the Special Meeting of K2 stockholders (the “Special Meeting”) to be held to vote upon the proposed merger pursuant to that certain Agreement and Plan of Merger dated as of April 24, 2007 by and among Jarden, K2 Merger Sub, Inc. and K2 will be held on Wednesday, August 8, 2007 at 8:00 a.m. Pacific Daylight Time. Only K2 stockholders of record as of the record date, June 22, 2007, will be entitled to vote on the proposed merger at the meeting. There were 49,698,374 shares of K2 common stock outstanding as of the record date.

Additional Information with respect to the Proposed Merger

As disclosed in the Proxy Statement, K2’s financial advisor, Blackstone Advisory Services, L.P. (“Blackstone”), conducted a review and comparison of certain financial information with respect to certain comparable companies as part of its Selected Companies Analysis (the “Selected Companies Analysis”), which was one of several valuation methods that Blackstone employed and which is discussed in the Proxy Statement. K2 is disclosing additional information with respect to the Selected Companies Analysis that some K2 stockholders may deem relevant in deciding how to vote at the Special Meeting.

	Enterprise Value/EBITDA		Per Share Price/EPS
	CY2006A	CY2007E	CY2007E
Selected Companies
Lower Growth, Lower Margin Companies
Mean	6.2x	6.6x	18.9x
Median	5.9x	6.5x	19.0x
Higher Growth, Higher Margin Companies
Mean	13.3x	11.1x	21.3x
Median	13.1x	10.9x	23.1x
All Companies
Mean	9.7x	8.9x	20.1x
Median	9.5x	9.3x	20.8x

The information set forth above supplements the tabular disclosure included in the Proxy Statement, and is qualified in its entirety by reference to the written opinion of Blackstone, attached as Annex C to the Proxy Statement, as well as the section of the Proxy Statement entitled “Opinion of K2’s Financial Advisor—Financial Analyses of Blackstone—K2 Selected Companies Analysis” beginning on page 57 of the Proxy Statement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description of Exhibit
23.1	Consent of Blackstone Advisory Services, L.P.

99.1	Press Release dated July 18, 2007

Exhibit 23.1

CONSENT OF BLACKSTONE ADVISORY SERVICES L.P.

We hereby consent to the inclusion of the references to our firm and our opinion letter, dated April 24, 2007, to the Board of Directors of K2 Inc. (“K2”) in the Current Report on Form 8-K of K2 as filed with the Securities and Exchange Commission.

/s/ Blackstone Advisory Services L.P.
Blackstone Advisory Services L.P.

July 18, 2007

Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Announces Cash Tender Offer and

Related Consent Solicitation for its 7 3/8% Senior Notes due 2014

Carlsbad, California – July 18, 2007 – K2 Inc. (NYSE: KTO) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 7 3/8% Senior Notes due 2014 (CUSIP No. 482732AE4) (the “Notes”), and a related consent solicitation to amend the indenture pursuant to which the Notes were issued (the “Indenture”). The tender offer and consent solicitation are being made in connection with the previously announced Agreement and Plan of Merger by and among Jarden Corporation (“Jarden”), K2 Merger Sub, Inc., a wholly-owned subsidiary of Jarden (“Merger Sub”), and K2 Inc. (“K2”), pursuant to which Merger Sub will merge with and into K2, with K2 surviving the merger as a wholly-owned subsidiary of Jarden (the “Merger”). The tender offer and consent solicitation are made upon the terms and conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated July 18, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal, and are conditioned upon, among other things, the consummation of the Merger.

The tender offer is scheduled to expire at 11:59 P.M., New York City time, on Tuesday, August 14, 2007, unless amended, extended or earlier terminated (the “Expiration Date”). In order to be eligible to receive the Total Consideration for tendered Notes, holders must validly tender and not validly withdraw their Notes and validly deliver and not validly revoke their consents at or prior to 5:00 P.M., New York City time, on Tuesday, July 31, 2007, unless extended or amended (the “Consent Date”). Tendered Notes may not be validly withdrawn and delivered consents may not be validly revoked after the Consent Date.

The “Total Consideration” to be paid for each Note validly tendered and not validly withdrawn at or prior to the Consent Date, subject to the terms and conditions set forth in the Offer to Purchase, will be paid in cash and calculated using the yield of the 3.625% U.S. Treasury Note due July 15, 2009 (the “Reference Security”) as displayed on the Bloomberg Government Pricing Monitor Page BBT5. The Total Consideration per $1,000 principal amount of Notes will be calculated as set forth in the Offer to Purchase and determined in accordance with standard market practice, based on the bid-side price of the Reference Security on the Price Determination Date (as defined below) plus a fixed spread of 50 basis points, minus the accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the scheduled initial payment date.

The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes (the “Consent Payment”), which will be payable only in respect of Notes purchased that are validly tendered and not validly withdrawn and consents that are validly delivered and not validly revoked on or prior to the Consent Date. Holders who validly tender their Notes after the Consent Date and at or prior to the Expiration Date will not be eligible to receive the Consent Payment, and accordingly will only be eligible to receive an amount equal to the Total Consideration less the Consent Payment. Holders whose Notes are accepted for payment will also be paid accrued and unpaid interest from the most recent interest payment date to, but not including, the applicable payment date for Notes purchased in the tender offer. K2 expects that the “Price Determination Date” will be 2:00 P.M., New York City time, on Tuesday, July 31, 2007, unless the tender offer and consent solicitation are extended or amended.

In connection with the tender offer, K2 is soliciting consents to proposed amendments to the Indenture, which will eliminate substantially all restrictive covenants and certain events of default, delete the covenant relating to the merger and consolidation of K2 and certain of its subsidiaries and amend certain terms of the defeasance and discharge provisions (and make related changes in the Notes and delete the form of supplemental indenture for subsequent guarantors). Holders may not validly tender their Notes without also validly delivering their consents or validly deliver consents without also validly tendering their Notes.

For Notes that have been validly tendered and not validly withdrawn prior to the Consent Date and that are accepted for payment, settlement will occur on the initial payment date which will be the first business day following the Price Determination Date on which all conditions to the tender offer have been satisfied or waived, which is expected to be Wednesday, August 8, 2007. For Notes that have been validly tendered after the Consent Date and that are accepted for payment, settlement will occur on the final payment date, which will be promptly after the Expiration Date, which is expected to be Wednesday, August 15, 2007, if the Expiration Date is not extended or terminated.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including receipt of consents sufficient to approve the proposed amendments to the Indenture and the Merger having occurred or occurring substantially concurrent with the initial payment date. The purpose of the tender offer is to acquire all outstanding Notes. The purpose of the consent solicitation is to amend the Indenture to effect the proposed amendments, as described in the Offer to Purchase.

K2 has retained Lehman Brothers Inc. to act as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Holders with questions regarding the tender offer and the consent solicitation should contact Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, who has been retained to act as the Information Agent for the tender offer and consent solicitation, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to purchase the Notes is only being made pursuant to the tender offer and consent solicitation documents that K2 is distributing to holders of Notes, including the Offer to Purchase. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers Inc. on behalf of K2.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the completion of the merger with Jarden and the tender offer and consent solicitation with respect to the Notes, K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks and uncertainties as detailed from time to time in K2’s reports filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release are made as of the date of this news release, and K2 does not undertake to update any such forward-looking statements unless legally required.